EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 5, 1999

                                      AMONG

                             INDIANA UNITED BANCORP,

                             FAB MERGER CORPORATION

                                       AND

                         FIRST AFFILIATED BANCORP, INC.


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                                TABLE OF CONTENTS


I. THE MERGER

         1.1   Effective Time of Merger......................... 2
         1.2   Closing.......................................... 2
         1.3   Effects of the Merger ........................... 2
         1.4   Articles of Incorporation; Bylaws ............... 3

               (a) Articles of Incorporation.................... 3
               (b) Bylaws....................................... 3

         1.5   Directors and Officers .......................... 3

II. EFFECT OF THE MERGER ON THE SHARES OF THE COMPANY AND
    MERGER SUB; EXCHANGE OF CERTIFICATES

         2.1   Effect on Capital Stock ........................  3

               (a) Cancellation of Certain Shares .............  3
               (b) Conversion of Merger Sub Common Stock....     3
               (c) Conversion of Company Common Stock........... 3
               (d) Conversion of Options to Acquire Company
                         Common Stock........................... 4
               (e)      Dissenting Shares....................... 5
               (f)      Adjustment to Conversion Number......... 5

         2.2   Exchange of Certificates......................... 5

               (a) Exchange Agent............................... 5
               (b) Exchange Procedures.......................... 6
               (c) Distributions with Respect to Unexchanged
                         Shares................................. 7
               (d) No Further Ownership Rights in Company Common
                        Stock................................... 8
               (e) No Fractional Shares......................... 8
               (f) Termination of Exchange Fund................. 9
               (g) No Liability................................. 9

III. REPRESENTATIONS AND WARRANTIES

         3.1   Representations and Warranties of the Company.... 10

               (a) Organization, Standing and Power............. 10
               (b) Capital Structure............................ 11
               (c) Authority.................................... 12
               (d) Financial Statements......................... 13
               (e) Absence of Certain Changes or Events......... 14
               (f) Absence of Undisclosed Liabilities........... 14
               (g) Allowance for Credit Losses.................. 14


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               (h) Environmental Matters........................ 15
               (i) Information Supplied......................... 15
               (j) No Default................................... 16
               (k) Compliance with Licenses, Permits and
                        Applicable Laws......................... 16
               (l) Actions and Proceedings...................... 16
               (m) Taxes........................................ 17
               (n) Certain Agreements........................... 17
               (o) Benefit Plans................................ 18
               (p) Subsidiaries................................. 19
               (q) Agreements with Bank Regulators.............. 19
               (r) Vote Required................................ 19
               (s) Properties................................... 19
               (t) Corporate Documents, Books and Records....... 20
               (u) Insurance.................................... 20
               (v) Potential Competing Interests................ 21
               (w) Pooling of Interests......................... 21
               (x) Software..................................... 21
               (y) Brokers...................................... 22
               (z) Interest Rate Risk Management Instruments.... 22

         3.2   Representations and Warranties of Parent and
               Merger Sub ...................................... 22

               (a) Organization, Standing and Power............. 22
               (b) Capital Structure............................ 23
               (c) Authority.................................... 24
               (d) SEC Documents: Financial Statements.......... 25
               (e) Absence of Certain Changes or Events......... 25
               (f) Absence of Undisclosed Liabilities........... 26
               (g) Information Supplied......................... 26
               (h) Pooling of Interests......................... 26
               (i) Brokers...................................... 26

IV. CONDUCT OF THE COMPANY PRIOR TO CLOSING

         4.1   Conduct of Business.............................. 27

         4.2   Acquisition Proposals............................ 30

V. ADDITIONAL AGREEMENTS

         5.1   Access to Information............................ 31
         5.2   Preparation of S-4 and the Proxy Statement....... 32
         5.3   Shareholder Meeting.............................. 32
         5.4   Reasonable Efforts............................... 32
         5.5   Post-September 30, 1999 Company Financial
                 Statements..................................... 32

               (a) Unaudited Financial Statements............... 32
               (b) Audited Financial Statements................. 32

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         5.6   Affiliates....................................... 33

               (a) Of the Company............................... 32
               (b) Of Parent.................................... 33

         5.7   Expenses......................................... 33
         5.8   Additional Agreements............................ 33
         5.9   Indemnification; Directors' and Officers'
               Insurance........................................ 34

               (a) Indemnification.............................. 33
               (b) Insurance.................................... 35
               (c) Benefit...................................... 35

         5.10  Pooling and Tax-Free Reorganization Treatment.... 35
         5.11  Employee Benefit Plans........................... 35
         5.12  Board Seat....................................... 36
         5.13  Rodda Employment Agreement....................... 36
         5.14  Montgomery Employment Agreement.................. 36
         5.15  Allowance........................................ 36
         5.16  Company Compensation Plans and Agreements........ 36

VI. CONDITIONS PRECEDENT

         6.1   Conditions to Each Party's Obligation to
                 Effect the Merger.............................. 37

               (a)  Shareholder Approval........................ 37
               (b)  Other Approvals............................. 37
               (c)  Pooling..................................... 37
               (d)  No Injunctions or Restraints; Illegality.... 37
               (e)  Burdensome Condition........................ 38
               (f)  S-4......................................... 38
               (g)  Nasdaq Listing.............................. 38

         6.2   Conditions to Obligations of
                 Parent and Merger Sub.......................... 38

               (a)  Representations and Warranties.............. 38
               (b)  Performance of Obligations of
                        the Company............................. 38
               (c)  Consents Under Agreements................... 38
               (d)  Tax Opinion................................. 39
               (e)  Letters from the Company Affiliates......... 39
               (f)  Appraisal Rights............................ 39
               (g)  Employment Agreements....................... 39

         6.3   Conditions to Obligations of the
                 Company........................................ 39

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               (a) Representations and Warranties............... 39
               (b) Performance of Obligations of
                        Parent and Merger Sub................... 40
               (c) Consents Under Agreements.................... 40
               (d) Tax Opinion.................................. 40
               (e) Letters from Parent Affiliates............... 40

VII. TERMINATION; AMENDMENT; WAIVER

         7.1   Termination...................................... 40
         7.2   Effect of Termination............................ 42
         7.3   Amendment........................................ 43
         7.4   Extension; Waiver................................ 43
         7.5   Procedure for Termination, Amendment,
                 Extension or Waiver............................ 43

VIII. GENERAL PROVISIONS

         8.1   Non-Survival of Representations and
               Warranties....................................... 44
         8.2   Notices.......................................... 44
         8.3   Interpretation................................... 46
         8.4   Assignment; Binding Effect;
                 Benefit........................................ 46
         8.5   Governing Law.................................... 47
         8.6   Counterparts..................................... 47
         8.7   Severability..................................... 47
         8.8   Incorporation of Documents....................... 47
         8.9   Enforcement...................................... 47
         8.10  Waivers.......................................... 47
         8.11  Entire Agreement................................. 48

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                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 5, 1999, among, INDIANA UNITED BANCORP, an Indiana corporation ("Parent"), FAB MERGER CORPORATION, an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and FIRST AFFILIATED BANCORP, INC., an Illinois corpora tion (the "Company").

R E C I T A L S:

     A. The Boards of Directors of Parent, Merger Sub and the Company each have determined that a business combination involving the merger of the Company into Merger Sub is in the best interests of their respective companies and shareholders and presents an opportunity for Parent and the Company and their respective shareholders to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

     B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     D. It is intended that the Merger shall be recorded for financial reporting purposes as a pooling of interests.

A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


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                                    ARTICLE I

                                   THE MERGER

     1.1 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Effective Time (as defined below) the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving corporation in the Merger. (As used in this Agreement, "Surviving Corporation" shall mean Merger Sub.) The parties will cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Indiana and the Secretary Of State of the State of Illinois, in such form as required by, and executed in accordance with the provisions of, the Indiana Business Corporation Law ("IBCL") and the Illinois Business Corporation Act ("IBCA), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana and the Secretary of State of the State of Illinois or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day that is five business days after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) and 6.3(b) (other than the delivery of the officers' certificates referred to in Sections 6.2(b) and 6.3(b)), provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of Crowe, Chizek and Company LLP, ("Crowe Chizek"), 3815 River Crossing Parkway, Suite 300, Indianapolis, Indiana, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 23-1- 40-6 of the IBCL and Section 5/11.50 of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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     1.4  ARTICLES OF INCORPORATION; BYLAWS.

                  (a) Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided by applicable law and such articles of incorporation, except that at the Effective Time Article I of the articles of incorporation of Merger Sub shall be amended to read "The Corporation's name shall be IUB Illinois Holdings, Inc."

                  (b) Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable law, the articles of incorporation of the Surviving Corporation and such bylaws.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation until duly changed in accordance with applicable law.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE SHARES OF THE COMPANY
                    AND MERGER SUB; EXCHANGE OF CERTIFICATES

     2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common stock, $0.01 par value, of the Company ("Company Common Stock"):

          (a) Cancellation of Certain Shares. All Company Common Stock that is owned by the Company as treasury stock or by Parent, Merger Sub or any other Subsidiary (as defined in Section 3.1(a)) of Parent (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and shall cease to exist and no shares of common stock of Parent or other consideration shall be delivered in exchange therefor.

          (b) Conversion of Merger Sub Common Stock. Each of the shares of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1,000 shares of common stock of the Surviving Corporation, without par value.

          (c)  Conversion of Company Common Stock.  Each of the

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shares of Company Common Stock issued and outstanding immediately prior to the
Effective Time of the Merger (other than the shares to be canceled pursuant to Section 2.1(a)) shall be converted into that number of fully paid and non-assessable shares of common stock of Parent, without par value ("Parent Common Stock"), calculated as set forth in this Section 2.1(c) (such number being referred to as the "Conversion Number"), subject to any adjustment required by Section 2.1(f) and subject to and in accordance with Section 2.2.

                           (i)  If at the Effective Time the Average Market
Price (as defined in subsection (iv) of this Section 2.1(c)) for a share of Parent Common Stock is at least $20 and not more than $22.50, the Conversion Number shall be 4.4167.

                           (ii) If at the Effective Time the Average Market
Price is less than $20, the Conversion Number shall be determined by dividing 20,042,280 by the Average Market Price, with such result being further divided by the number of shares of Company Common Stock outstanding at the Effective Time.

                           (iii) If at the Effective Time the Average Market
Price is more than $22.50, the Conversion Number shall be determined by dividing 22,547,565 by the Average Market Price, with such result being further divided by the number of shares of Company Common Stock outstanding at the Effective Time.

                           (iv) The "Average Market Price" shall be the sum
of the closing sale price for a share of Parent Common Stock as reported by The National Stock Market, Inc. for each of the 20 consecutive trading days ending on the trading day immediately prior to the Effective Time, divided by 20. If no closing sale price is available for any date, the closing sale price on the most recent prior date for which a closing sale price is available shall be used. If any adjustment is made to the Conversion Number as a result of an occurrence described in Section 2.1(f), the price for a date used herein that is prior to the occurrence of such event shall be equitably adjusted as if the event requiring such adjustment to the Conversion Number under Section 2.1(f) had occurred prior to such 20 consecutive trading day period.

          (d) Conversion of Options to Acquire Company Common Stock. As of the Effective Time, each of the options to purchase shares of Company Common Stock that is outstanding as of the Effective Time (a "Company Option") shall be converted into that number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the difference between (A) the number of shares of Company Common Stock subject to such Company Option multiplied by the Conversion Number, less (B) the number of shares of Parent Common Stock equal to the result obtained by dividing the aggregate former exercise price to fully exercise

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and acquire all shares of Company Common Stock under such Company Option immediately prior to the Effective Time by the Average Market Price for a share of Parent Common Stock, subject to any adjustment required by Section 2.1(f) and subject to and in accordance with Section 2.2.

          (e) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, Company Common Stock that is outstanding immediately prior to the Effective Time that is held by shareholders to whom dissenter's rights are available and who object to the Merger, did not vote their Company Common Stock in favor of the Merger and comply with all the provisions of the IBCA concerning the rights of shareholders to dissent from the Merger and require the payment in cash of the fair value of their Company Common Stock (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided in Section 2.1(c). Such shareholders ("Dissenting Holders") shall be entitled to receive payment of the fair value of such Company Common Stock held by them in accordance with the provisions of the IBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to receive the fair value of such Company Common Stock under
Section 5/11.70 of the IBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 2.1(c), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Common Stock in accordance with Section 2.2.

          (f) Adjustment to Conversion Number. If, prior to the Effective Time of the Merger, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any Parent Common Stock, (i) each reference to $20 and $22.50 in Section 2.1(c) shall be amended to mean the product of such number multiplied by a fraction, the numerator of which shall be the number of shares outstanding immediately before, and the denominator of which shall be the number of shares outstanding after, the occurrence of such event, and (ii) the Conversion Number of 4.4167 specified in
Section 2.1(c)(i)shall be multiplied by a fraction, the numerator of which shall be the number of shares outstanding immediately after, and the denominator of which shall be the number of shares outstanding before, the occurrence of such event.

     2.2  EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. Parent shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as exchange agent

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hereunder (the "Exchange Agent"). As soon as practicable, but not later than one business day after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective Time represented Company Common Stock converted in the Merger (the "Company Certificates"), certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 2.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(c) in exchange for the outstanding Company Common Stock (the "Parent Certificates").

     (b)  Exchange Procedures.

                           (i) As soon as practicable after the Effective Time,
the Exchange Agent shall mail to each recordholder of a Company Certificate a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon the actual delivery of such letter of transmittal to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Company Certificates in exchange for the consideration described in the next sentence). At or after the Effective Time and upon surrender for cancellation to the Exchange Agent of all Company Certificates held by any recordholder of a Company Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a Parent Certificate(s) representing the number of whole shares of Parent Common Stock into which the Company Common Stock represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to this Article II, cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) and certain dividends and other distributions in accordance with Section 2.2(c), and the Company Certificate(s) so surrendered shall forthwith be canceled; provided, however, that Company Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for Parent Certificates until Parent has received a written agreement from such person as provided in
Section 5.6.

                           (ii) Until Company Certificates have been surrendered
and exchanged for Parent Certificates as herein provided, each outstanding Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate(s) representing a whole number of shares of Parent Common Stock and cash in lieu of any fractional share as contemplated by this Section 2.2. No transfer taxes shall be payable in connection with any such ex change, except that if any Parent Certificate (or any check representing cash in lieu of a fractional share) is to be issued

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in the name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the Parent Certificate or check in a name other than that of the registered holder of the Company Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. If outstanding Company Certificates are not surrendered prior to six years after the Effective Time of the Merger (or, in any particular case, prior to such earlier date on which dividends and other distributions, if any, described above would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on Parent Common Stock evidenced by such Company Certif icates as provided herein shall, to the extent permitted by applicable law, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled thereto.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Company Certificate shall surrender it. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or promptly thereafter as is practicable, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of Parent Common Stock and (ii) at the appropriate

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payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All Parent Common Stock issued upon conversion of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e)  No Fractional Shares.

                           (i) No fractional share of Parent Common Stock and no
certificate or scrip therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional interests.

                           (ii) As promptly as practicable following the
Effective Time, the Exchange Agent shall determine the excess of (i) the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As promptly as practicable after such determination of the number of Excess Shares, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares in the over-the-counter market at then prevailing prices, all in the manner provided in subparagraph (iii) of this
Section 2.2(e).

                           (iii) The sale of the Excess Shares by the
Exchange Agent shall be executed in the over-the-counter market through one or more market makers for Parent Common Stock and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold

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such proceeds in trust for the holders of Company Common Stock (the "Excess
Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Excess Shares Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held by such holder) and the denominator of which is the aggregate amount of all fractional interests to which all holders of Company Common stock are entitled.

                           (iv) Notwithstanding the provisions of subparagraphs
(ii) and (iii) above, if the parties shall so agree in writing prior to the Closing, then in lieu of the issuance and sale of the Excess Shares and the making of the payments contemplated in said subparagraphs, each holder of Company Common Stock shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of Company Common Stock then held by such holder) would otherwise be entitled by the midpoint between the "highest" bid and the lowest "asked" price for a share of Parent Common Stock in the over-the-counter market for the trading day immediately preceding the Closing Date, and in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subparagraph (iv).

                           (v) As soon as practicable after the determination of
the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock subject to and in accordance with Section 2.2(b).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. Neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be liable to any

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holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Merger Sub that:

          (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of the Company's Subsidiaries is a corporation or association duly organized and validly existing under the laws of the United States or its state of incorporation or organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent, the Company or the Surviving Corporation, as the case may be, any change or effect that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of Parent and its Subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the Surviving Corporation, as the case may be; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred by reason of a change or effect resulting from general economic conditions, general industry conditions, changes in banking laws or regulations of general applicability or interpretations thereof, or a general deterioration in the financial markets; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

          (b)  Capital Structure.

               (i) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, 226,892 of which are outstanding, 10,842 shares of Company Common Stock are reserved for issuance under stock options granted prior to the date of this Agreement and no shares of Company Common Stock are held by the Company in its treasury.

               (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote ("Voting Debt") are issued or outstanding. All outstanding shares of Company Common Stock are, and any Company Common Stock that may be issued pursuant to the exercise of any outstanding stock option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (iii) Except as set forth in the letter dated the date hereof and delivered to Parent concurrent with the execution of this Agreement (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that the Company or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of the Company or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other corporation, partnership, association, firm, individual, trust or other legal entity (each, and any group of any two or more of the foregoing, a "Person").

               (iv) Except as set forth in the Company Letter, there is no voting trust or other agreement or understanding to which the Company or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of the Company or any Subsidiary.

               (v) Since January 1, 1997, except as set forth in the Company Letter, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of the Company or any Subsidiary (other than the acquisition of trust account shares);

or (C) declared, set aside, made or paid to shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividend most recently declared by the Company prior to September 30, 1999.

          (c)  Authority.

               (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceed ings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of the Company in accordance with the IBCA and the Company's articles of incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by the shareholders of the Company of this Agreement) will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, acceleration or payment of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, amendment, cancellation, acceleration or payment, loss or creation, a "Violation") pursuant to, any provi sion of the articles of incorporation or bylaws of the Company or any Subsidiary or, except as set forth in the Company Letter, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regula tion applicable to the Company or any Subsidiary or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on the Company, except for (A) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and approval of same, (B) the filing by the Company of the Articles of Merger with the Secretary of State of the State of Indiana and the Secretary of State of the State of Illinois, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) the filing of an application by Parent with the Indiana Department of Financial institutions ("IDFI"), and approval thereof, (D) notices to or filings with the Small Business Administration ("SBA"), or the Internal Revenue Service (the "IRS") or the Pen sion Benefit Guaranty Corporation (the "PBGC") with respect to any Benefit Plans, (E) such filings and approvals as may be required under the "blue sky" laws of various states and (F) the filing by Parent of a Registration Statement on Form S-4 ("S-4") with the Securities and Exchange Commission ("SEC"), and the declaration by the SEC of its effectiveness.

          (d) Financial Statements. The Company has made avail able to Parent true and complete copies of the audited consolidated balance sheets and the related consolidated state ments of income, shareholders' equity and cash flows (including the related notes thereto) of the Company for the years ended December 31, 1998 and 1997, audited by the Oak Brook, Illinois office of Crowe Chizek, independent certified public accountants (the "Company Audited Financial Statements"). The Company also has made available to Parent true and complete copies of the monthly and quarterly unaudited consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows of the Company for the monthly and quarterly periods ended during the period of January 1, 1999 through September 30, 1999 (the "Company Unaudited Financial Statements"). (The Company Audited Financial Statements, the Company Unaudited Financial Statements and those audited and unaudited financial statements that the Company hereafter shall make available to Parent pursuant to
Section 5.5 are collectively referred to as the "Company Financial Statements"). Except as set forth in the Company Letter, the Company Financial Statements are or, as the context requires shall be, in compliance as to form in all material respects with applicable accounting requirements, have been (or shall be) prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly (or shall fairly) present (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect) the financial position of the Company as of their respective dates and the results of its operations and cash flows for the periods presented therein.

          (e) Absence of Certain Changes or Events. Except as set forth in the Company Letter, since December 31,1998, neither the Company nor any Subsidiary has incurred any material liabili ty or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

          (f) Absence of Undisclosed Liabilities. Except as set forth in the Company Letter or reflected or reserved against in the Company Audited Financial Statements for the 1998 year, neither the Company nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has set forth in the Company Letter, as of the date hereof, all interest rate and cur rency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

          (g) Allowance for Credit Losses. Except as set forth in the Company Letter, the allowance for credit losses (the "Allowance") shown on the consolidated balance sheets of the Company as of June 30, 1999 included in the Company Financial Statements was, and the Allowance shown on each of the statements of condition of the Company as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the Federal Reserve, and are (and will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receiv ables) of the Company and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and its Subsidiaries.

          (h) Environmental Matters. Except as set forth in the Company Letter, to the knowledge of the Company, neither the Company nor any properties presently or previously owned or operated by the Company or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceed ings, or demands, claims, notices or, to the knowledge of the Company, investigations (including notices, demand letters or requests for information from any environmental agency), instituted or pending, or to the knowledge of the Company, threatened, relating to the liability of any properties owned or operated by the Company or any of its Subsidiaries under any Environmental Law. "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement between the Company and any Governmental Entity relating to (i) the protection, preserva tion or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component; and includes, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Compre hensive Environmental Response, Compensation and Liability Act.

          (i) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not mis leading, and (ii) the proxy statement of the Company contained within the S-4 (the "Proxy Statement") will, at the date of mailing to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent and Merger Sub) will comply as to form in all material respects with the provisions of the Securities Exchange

Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, to the extent applicable. The information set forth in the Company Letter by the Company for purposes of this Agreement is true and accurate in all material respects.

          (j) No Default. Except as set forth in the Company Letter, no Violation exists on the part of the Company or any Subsidiary with respect to any term, condition or provision of (i) its articles of incorporation or bylaws,
(ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to the Company or any Subsidiary, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company.

          (k) Compliance with Licenses, Permits and Applicable Laws. The Company and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "Company Permits") as are necessary to own or lease and operate its properties and to conduct its business as currently owned or leased and conducted, and all such Company Permits are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with its obligations under the Company Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and no event has occurred that allows, or after notice of lapse of time, or both, would allow, revocation or termination of any material Company Permit. Except as set forth in the Company Letter, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and in the future will not, have a Material Adverse Effect on the Company. Except for routine examinations by Governmental Entities charged with the supervision or regulation of banks or bank holding companies or the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Subsidiary is pending or threat ened.

          (l) Actions and Proceedings. Except as set forth in the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting the Company or any Subsidiary, any of its or their current or to its knowledge former directors, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any Company Benefit Plan (as defined in Section 3.1(o)). Except as set forth in the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or, to the knowledge of the Company, investigations pending or threatened, against or affecting the Company or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any Company Benefit Plan that if brought (if not now pending) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no actions, suits or claims or legal, administrative or arbitration proceedings or, to the knowledge of the Company, investigations or labor disputes pending or threatened, against or affecting the Company or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any Company Benefit Plan relating to the transactions contemplated by this Agreement.

          (m) Taxes. The Company and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or the Company has paid on their behalf), or have set up an adequate liability for the payment of, all Taxes required to be paid as shown on such returns, and the most recent Company Financial Statements reflect an adequate liability for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately accrued. Except with respect to claims for refund, the federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1994. For the purpose of this Agreement, the term "Taxes" (including, with correlative meaning, the term "tax") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, unemployment (including unemployment insurance premiums or contributions), use, property, withholding, excise, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (n) Certain Agreements. Except as set forth in the Company Letter, and except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) employment or other agree ment, contract, commitment, program, policy or arrangement re quiring the Company or any Subsidiary to pay compensation (in cluding any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person,
(ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable without penalty on 30 days' or less notice or involving the payment of more than $5,000 in any 12 month period; (iv) contract or agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, (v) contract or agreement with any legal, accounting, investment banking, business or other advisor or consultant obligating the Company and/or any Subsidiary to pay, individually or in the aggregate, more than $5,000; or (vi) any other contract or agreement the disclosure and inclusion as an exhibit of which would be required by Item 601 of Regulation S-K of the SEC if the Company were a corporation making filings with the SEC under the periodic reporting requirements of Section 13 of the Exchange Act and the rules and regulations of the SEC thereunder.

          (o)  Benefit Plans.

               (i) The Company has disclosed in the Company Letter each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by the Company or any Subsidiary (the "Company Benefit Plans"). The Company will make available to Parent a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, (B) each such Company Benefit Plan, (C) each trust agreement relating to such Company Benefit Plan, (D) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

               (ii) With respect to the Company Benefit Plans, individually and in the aggregate, except as set forth in the Company Letter, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (p) Subsidiaries. Capstone Bank, National Association, Watseka, Illinois("Capstone"), is the sole Subsidiary of the Company that actively conducts business operations. Capstone Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of Capstone Bank are insured to the maximum extent permitted by law under the Bank Insurance Fund of the FDIC. The Company has one other Subsidiary, WFNB Service Corp. ("WFNB"), which has not conducted any business operations since 1994.

          (q) Agreements With Bank Regulators. Neither the Company nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, nor is it a recipient of any extraordinary supervi sory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Company been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, direc tive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          (r) Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (s)  Properties.

               (i) Except as set forth in the Company Letter, the Company or one of its Subsidiaries (A) has good, valid and marketable title to all the properties and assets reflected in the latest audited financial statements included in the Company Financial Statements as being owned by the Company or one of its Subsidiaries, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all mortgages, pledges, security interests, claims, liens, charges, options or other encumbrances of any nature whatsoever (including, without limitation, in the case of real property, easements and rights-of-way) (collectively, "Liens"), except (x) statutory Liens securing payments not yet due, (y) Liens on assets of any Subsidiary incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates re flected in the latest audited financial statements included in the Company Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

               (ii) The Company has set forth in the Company Letter the street address of all real property currently owned by the Company or any Subsidiary, including properties held by the Company or any Subsidiary as a result of foreclosure or repossession or carried on the Company's or any Subsidiary's books as "other real estate owned" (the "Current Real Properties"). Except as set forth in the Company Letter, the Current Real Properties are generally in good condition and have been well maintained in accordance with reasonable and prudent business practices applicable to like facilities. Except as set forth in the Company Letter, there are no proceedings, claims, disputes or conditions affecting any of the Current Real Properties or leasehold interests of the Company or any Subsidiary that, insofar as reasonably can be foreseen, may curtail or interfere with the use of such property.

          (t) Corporate Documents, Books and Records. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company and its Subsidiaries. The minute books of the Company and each of its Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions of their respective shareholders and Board of Directors (including committees of the Board of Directors). The stock transfer records of the Company and each of its Subsidiaries are, to the knowledge of the Company, complete and accurate in all material respects.

          (u) Insurance. The Company and its Subsidiaries maintain (or the Company maintains on their behalf) with financially sound and reputable insurance companies insurance policies and bonds in force in such amounts and against such liabilities and risks as companies engaged in a similar business, in accordance with good business practice, customarily would be insured. Except as set forth in the Company Letter, to the Company's knowledge, neither the Company nor any Subsidiary is liable for any material, retroactive premium adjustments. All such insurance policies and bonds are valid, enforceable and in full force and effect and, except as set forth in the Company

Letter, neither the Company nor any Subsidiary has received any notice of premium increases or cancellation and, to the Company's knowledge, no grounds for any cancellation notice exists. Except as set forth in the Company Letter, since December 31, 1998, neither the Company nor any Subsidiary has failed to make a timely claim with respect to any matter giving rise to a claim or potential claim under any such insurance policies and bonds where such failure to make a timely claim would have a Material Adverse Effect on the Company.

          (v) Potential Competing Interests. Except as set forth in the Company Letter, (i) no director, officer or key employee of the Company or any Subsidiary or, to the Company's knowledge, any beneficial owner of 10% or more of any class of capital stock of the Company (a "Ten Percent Owner"), or any "affiliate" or "associate" (as each such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any of the foregoing directly or indirectly beneficially owns a 5% or more interest in any institution (other than the Company and its Subsidiaries) that is engaged in the business of making loans and/or taking deposits, (ii) no director, officer or key employee of the Company or any Subsidiary or, to the Company's knowledge, any Ten Percent Owner, or any affiliate or associate of any of the foregoing has any interest, direct or indirect, in any contract or agreement with, commitment or obligation of or to, or claim against, the Company or any Subsidiary (excluding contracts, agreements or obligations with respect to monies borrowed from, or claims for deposits maintained with, any Subsidiary in the ordinary course of a commercial banking business consistent with safe and sound banking practices), and (iii) neither the Company nor any Subsidiary uses any real or personal property in which any director, officer or key employee of the Company or any Subsidiary or, to the Company's knowledge, Ten Percent Owner, or any affiliate or associate of any of the foregoing directly or indirectly beneficially owns a 5% or more interest in any such real or personal property.

          (w) Pooling of Interests. To the Company's knowledge, neither the Company nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

          (x)  Software.

               (i) The consummation of the transactions contemplated by this Agreement will not result in the loss by the Company or any Subsidiary of any rights to use computer and telecommunication software, including source and object code and documentation and any other media (including manuals, journals and reference books), necessary to carry on its business substantially as currently conducted and the loss of which would have a Material Adverse Effect on the Company.

               (ii) The computer software operated by the Company or any Subsidiary that is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. Neither the Company nor any Subsidiary has received, and does not expect to receive, a year 2000 deficiency notification letter or any similar type communication from any Bank Regulator regarding the ability of the Company or any Subsidiary to comply with this representation. The costs of the adaptations referred to in this subsection (ii) will not have a Material Adverse Effect on the Company.

          (y) Brokers. Except as set forth in the Company Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

          (z) Interest Rate Risk Management Instruments. Neither the Company nor any Subsidiary is a party or counterparty to any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for its account or for the account of a customer.

     3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Each of Parent and Merger Sub jointly and severally repre sent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each of Parent and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect on Parent.

          (b)  Capital Structure.

               (i) The authorized capital stock of Parent con sists of 10,000,000 Common Shares, without par value ("Parent Common Stock"), and 400,000 Preferred Shares, without par value ("Parent Preferred Stock"), of which 4,774,628 shares of Parent Common Stock are outstanding and no shares of Parent Common Stock are reserved for issuance or held by Parent in its treasury. There are no shares of Parent Preferred Stock outstanding, reserved for issuance or held by Parent in its treasury.

               (ii) No Voting Debt of Parent is issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               (iii) Except as set forth in the Parent SEC Documents (as defined in Section 3.2(d)) or the letter dated the date hereof and delivered to the Company concurrent with the execution of this Agreement (the "Parent Letter"), which relates to this Agreement and is designated therein as the Parent Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that Parent or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of Parent or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of Parent's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other Person.

               (iv) Except as set forth in the Parent SEC Documents or the Parent Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which Parent or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of Parent or any Subsidiary.

               (v) Since January 1, 1997, except as set forth in the Parent SEC Documents or the Parent Letter, Parent has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Parent or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of Parent or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of

Parent dividends or other distributions on the outstanding shares of capital stock of Parent, other than regular quarterly cash dividends.

          (c)  Authority.

               (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and by Parent as the shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the trans actions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, create any Violation under any provisions of the articles of incorporation or bylaws of Parent or any Subsidiary or, except as set forth in the Parent Letter and subject to obtaining or making the consents, approvals, orders, authori zations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on Parent, except for (A) the filing by Parent of an application with the Federal Reserve under the BHC Act, and approval of same,
(B) the filing by the Company of the Articles of Merger with the Secretary of

State of the State of Indiana and the Secretary of State of the State of Illinois, and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (C) the filing of applications by Parent and/or Merger Sub with the IDFI, and the approval thereof, (D) notices to or filings with the SBA, or the IRS or the PBGC with respect to any Benefit Plans, (E) such filings and approvals as may be required under the "blue sky" laws of various states and (F) the filing by Parent of the S-4 with the SEC, and the declaration by the SEC of its effectiveness.

          (d) SEC Documents: Financial Statements. Parent has made available to the Company each document filed by it since December 31, 1998 with the SEC under the Securities Act or the Exchange Act, including without limitation, (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1999, and
(iii) Parent's definitive proxy statement for its 1999 Annual Meeting of Shareholders held May 18, 1999, each in the form (including exhibits and any amendments) filed with the SEC (collectively, the "Parent SEC Documents"). As of their respective dates, each of the Parent SEC Documents did not, and each of the Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, that Parent makes no representation with respect to information supplied by the Company for use in Parent SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents the results of operations, shareholders' equity and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

          (e) Absence of Certain Changes or Events. Except as set forth in the Parent Letter, since December 31, 1998, neither Parent nor any Subsidiary has incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on Parent.

          (f) Absence of Undisclosed Liabilities. Except as set forth in the Parent Letter or disclosed in the Parent SEC Documents, neither Parent nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has set forth in the Parent Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

          (g) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion in (i) the S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not mis leading, and (ii) the Proxy Statement will, at the date of mailing to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the Parent Letter by Parent for purposes of this Agreement is true and accurate in all material respects.

          (h) Pooling of Interests. To Parent's knowledge, neither Parent nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

          (i) Brokers. Except as set forth in the Company Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Subsidiary.


                                   ARTICLE IV

                     CONDUCT OF THE COMPANY PRIOR TO CLOSING

     4.1 CONDUCT OF BUSINESS.

          (a) Except as set forth in the Company Letter, the Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct their respective business operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its respective current business organization, keep available the service of its respective current directors, officers and employees and preserve its respective relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall not be impaired in any material aspect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement prior to the Effective Time or except as set forth in the Company Letter, the Company will not, and it will cause each Subsidiary not to, without the prior written consent of Parent:

               (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including shares of Company Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of Company Common Stock upon the exercise of stock options referred to in Section 3.1(b)(i), or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof;

               (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Common Stock (except for the acquisition of trust account shares);

               (iii) split, combine, subdivide or reclassify any shares of Company Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, whether in cash, stock, property or otherwise, in respect of any shares of Company Common Stock or otherwise make any payments to shareholders in their capacity as such, except
(A) the Company may continue the declaration and payment of regular quarterly cash dividends not in excess of $0.30 per share of Company Common Stock plus an amount equal to (x) 42.6% of the Company's taxable income for the calendar year 1999 and for the period beginning January 1, 2000 and ending on the Effective Time, less (y) any dividends or distributions (other than the regular quarterly cash dividend not in excess of $0.30 per share) declared or paid after January 31, 1999 and prior to the Effective Time, in each case with the usual record and payment dates for such dividends in accordance with past dividend practice, and
(B) for dividends by a wholly owned Subsidiary;

               (iv) adopt a plan of complete or partial liquida tion, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

               (v) adopt any amendments to its articles of incorporation or bylaws;

               (vi) make any acquisition or disposition of assets or securities, except in the ordinary course of business consistent with past practices;

               (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of a commercial banking business consistent with past practices, it being understood and agreed that the incurrence of indebtedness in the ordinary course of a commercial banking business shall include the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements;

               (viii) offer any new deposit or loan product or service or change its lending, investment, liability management, loan loss provision, loan loss charge-off or other material banking policies;

               (ix) grant any increases in the compensation of any of its directors, officers or employees, except as may be required by any contract or agreement disclosed in the Company

Letter pursuant to Section 3.1(n) or in the ordinary course of business and in accordance with past practice, or as may be approved on a case by case basis by Parent;

               (x) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or any agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present;

               (xi) enter into any new or amend any existing employment or severance or termination agreement with any director, officer or employee;

               (xii) except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new Benefit Plan or amend any Company Benefit Plan in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

               (xiii) make any capital expenditures or commit ments for any capital expenditures, other than capital expenditures or commitments for any capital expenditures set forth in the Company Letter;

               (xiv) make any material changes in its customary methods of marketing;

               (xv) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time; or

               (xvi) change its method of accounting in effect at December 31, 1998, except as required by changes in generally accepted accounting principles as concurred in by each party's independent auditors, or change its fiscal year;

               (xvii) take any action that would, or reasonably might be expected to, adversely affect the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(b)) without imposition of a condition or restriction of the type referred to in Section 6.1(e);

               (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.2  ACQUISITION PROPOSALS.

          (a) The Company shall not, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including without limitation any attorney, accountant, investment banker or other advisor retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations or discus sions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. The Company and its officers, directors, employees, agents and representatives shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

          (b) Notwithstanding anything to the contrary contained in this Section 4.2, the Company and the Board of Directors of the Company (A) may furnish information to, and participate in discussions or negotiations with any third party that after the date hereof submits an unsolicited bona fide written Acquisition Proposal to the Company if the Company's Board of Directors determines in good faith, based upon the written advice of outside legal counsel, that the failure to furnish such information or participate in such discussions or negotiations may reasonably constitute a breach of the Board's fiduciary duties under applicable law, and (B) shall be permitted to (y) take and disclose to the Company's shareholders a position with respect to the Merger or an Acquisition Proposal, or amend or withdraw such position, or (z) make disclosure to the Company's shareholders, in each case either with respect to or as a result of an Acquisition Proposal, if the Company's Board of Directors determines in good faith, based upon the written advice of outside legal counsel, that the failure to take such action may reasonably constitute a breach of the Board's fiduciary duties under applicable law; provided, that the Company shall not enter into any acquisition agreement with respect to any Acquisition Proposal except concurrently with the termination of this Agreement in accordance with the provisions of Section 7.1(d) and shall not enter into any other agreements with respect to an Acquisition Proposal except concurrently with such termination unless, and only to the extent that, such other agreements would facilitate the process of providing information to, or conducting discussions or negotiations with, the parties submitting such an Acquisition Proposal, such as confidentiality and standstill agreements.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 ACCESS TO INFORMATION. Upon reasonable notice, the Company and Parent shall each (and the Company and Parent shall cause their respective Subsidiaries to) afford to the officers, directors, employees, accountants, counsel and other authorized representatives of the other ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its books and records, properties, officers, directors, employees, counsel, accountants and other representatives, and, during such period, shall (and Parent shall cause its Subsidiaries to) make available to such Representatives
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel and all financial operating and other data as may reasonably be requested. The parties will hold any such information that is non-public in confidence and, without limitation on its obligations under the preceding clause, the parties will hold any such information in confidence until such time that such information is or becomes generally available to the public other than as a result of a disclosure by such party or any of its Representatives; provided, however, that this sentence shall not prohibit disclosure of such information to the extent required or reasonably contemplated by any subpoena, civil investigative demand or other similar process. No investigation by either Parent or Merger Sub, on the one hand, or the Company on the other hand, shall affect the representations and warranties of the other, except to the extent such representa tions and warranties are by their terms qualified by information set forth in the Parent Letter (in the case of Parent and Merger Sub) or the Company Letter (in the case of the Company) to the other party.

     5.2 PREPARATION OF S-4 AND THE PROXY STATEMENT. Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     5.3 SHAREHOLDER MEETING. The Company shall duly call, give notice of, convene and hold a meeting of its shareholders to be held for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Unless the Company has determined to recommend an Acquisition Proposal in accordance with Section 4.2(b), the Company will, through its

Board of Directors, unanimously recommend to its shareholders approval of this Agreement and the transactions contemplated hereby. The Company shall cooperate with Parent with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as reasonably practicable after the date on which the S-4 becomes effective.

     5.4 REASONABLE EFFORTS. Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or (in the case of Parent) its Subsidiaries with respect to the Merger and to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of the Company described in Section 3.2(r), including using all reasonable efforts (i) to obtain (and to cooperate with the other party to obtain) any necessary or appropriate consent, authoriza tion, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party in connection with the Merger and the transactions contemplated by this Agreement, (ii) to effect all necessary registrations, filings and submissions and (iii) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite vote of the shareholders of the Company.

     5.5 POST-SEPTEMBER 30, 1999 COMPANY FINANCIAL STATEMENTS. The Company shall make available to Parent true and complete copies of the following:

          (a) Unaudited Financial Statements. Any monthly and quarterly unaudited consolidated balance sheet and the related consolidated statements of income, shareholders' equity and cash flows of the Company for any monthly or quarterly period ended subsequent to September 30, 1999 and prior to the Effective Time; and

          (b) Audited Financial Statements. Any audited consolidated balance sheet and the related consolidated statements of income, shareholders' equity and cash flows of the Company for any year ended after December 31, 1998 and prior to the Effective Time.

     5.6  AFFILIATES.

          (a) Of the Company. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reason able judgment, at the record date for its meeting of shareholders to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent and the Company, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.6(a). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

          (b) Of Parent. At least 30 days prior to the Closing Date, Parent shall deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, at the record date for the meeting of shareholders of the Company to approve the Merger, Affiliates of Parent. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of Parent identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.6(b).

     5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as expressly provided herein and except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

         5.8 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving

Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, the proper officers and directors of the Company and Merger Sub shall take all such necessary action.

     5.9 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         (a) Indemnification. Subject to the last sentence of this Section 5.9(a), for a period of three years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer, director or employee of the Company (each, an "Indemni fied Party" and, collectively, the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent the Company would have been permitted under Illinois law and its articles of incorporation and bylaws to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by the
IBCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section 5.9 except to the extent such failure materially prejudices Parent), and shall deliver to Parent the undertaking, if any, required by the IBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In any case in which the approval by the Surviving Corporation is required to effectuate any indemnifi cation, Parent shall cause the Surviving Corporation to direct, at the election of any Indemnified Party (or, if more than one Indemnified Party, a majority of the Indemnified Parties), that the determination of any such approval shall be made by independent counsel mutually satisfactory to the Surviving Corporation and the Indemnified Party (or, if applicable, a majority of the Indemnified Parties). Notwithstanding anything to the contrary contained elsewhere herein, Parent's agreement to indemnify as set forth above shall be limited to cover claims only to the extent that those claims are not covered under the Company's directors' and officers' insurance policies (or any substitute policies permitted by Section 5.9(b)).

         (b) Insurance. For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company for such insurance.

         (c) Benefit. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

     5.10 POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither Parent nor the Company shall intentionally cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.11 EMPLOYEE BENEFIT PLANS. As soon as administratively feasible after the Effective Time, the officers and employees of the Company shall be provided with such employee benefits as Parent, directly or through its Subsidiaries, generally provides to officers and employees from time to time, including life, medical, hospitalization and disability insurance and sick pay, personal leave and retirement plan benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to officers and employees of the Company and its Subsidiaries after the Effective Time, Parent shall credit such officers and employees for years of service at the Company prior to the Effective Time for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any Parent Benefit Plan and (ii) benefit accrual under any sickness, personal leave or vacation pay plan. At and after the Effective Time, the directors and officers of the Company and its Subsidiaries shall be provided with such directors' and officers' liability insurance coverage as Parent from time to time determines to provide to its directors and officers.

     5.12 BOARD SEAT. Prior to the Closing Date the directors of Parent shall take such action as may be necessary to elect to the Board of Directors of Parent, effective at the Effective Time, that director of the Company designated by the Company in the Company Letter (the "Designated Director"). Parent, subject to the exercise by its Board of Directors of their fiduciary duties, will nominate the Designated Director for election at Parent's Annual Meeting of Shareholders for the year 2000 and will recommend to its shareholders the election of the Designated Director.

     5.13 RODDA EMPLOYMENT AGREEMENT. At the Closing, the Company shall execute and deliver an Employment Agreement with John R. Rodda in the form attached hereto as Exhibit 5.13.

     5.14 MONTGOMERY EMPLOYMENT AGREEMENT. At the Closing, the Company shall execute and deliver an Employment Agreement with Luke W. Montgomery in the form attached hereto as Exhibit 5.14.

     5.15 ALLOWANCE. The Company shall take such action as may be necessary to cause the Allowance (as defined in Section 3.1(g)) to be at least one percent (1%) of the Company's "gross" loan and lease portfolios and other extensions of credit on the Closing Date.

     5.16 COMPANY COMPENSATION PLANS AND AGREEMENTS. The Company shall confer with the Oak Brook, Illinois office of Crowe Chizek and take such action to cause, with respect to all deferred compensation plans and executive employee salary continuation agreements of the Company or any Subsidiary, the accrual of all amounts that such office of Crowe Chizek may deem reasonably necessary or appropriate to cause all liabilities under such plans or agreements to be fully and accurately accrued under generally accepted accounting principles at December 31, 1999.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been respectively approved and adopted by the affirmative vote of the holders of the outstanding shares of Company Common Stock.

          (b) Other Approvals. Other than the filing of the Articles of Merger provided for by Section 1.1, all authoriza tions, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") that are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would not have a significant adverse effect on the consummation of the Merger or on Parent and its Subsidiaries, taken as a whole, after consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. Parent shall have complied with all state securities or blue sky laws necessary to issue without registration thereunder the Parent Common Stock in exchange for Company Common Stock and to consum mate the Merger.

          (c) Pooling. Parent, Merger Sub and the Company shall have received a letter from the Indianapolis, Indiana office of Crowe Chizek, Parent's independent certified public accountants, and the Oak Brook, Illinois office of Crowe Chizek, the Company's independent certified public accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC if consummated in accordance with this Agreement.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon Parent or its Subsidiaries, the Company or the Surviving Corporation that would so materially adversely impact the economic or business benefits of the transactions contem plated by this Agreement as to render inadvisable the consum mation of the Merger.

          (f) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          (g) Nasdaq Listing. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on The Nasdaq Stock Market, Inc.'s National Market, subject to official notice of issuance.

     6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions or waiver by Parent on or prior to the Closing Date:

          (a) Representations and Warranties. The repre sentations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent such repre sentation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obliga tions required to be performed by it under this Agreement, at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

          (d) Tax Opinion. Parent shall have received an opinion of the Indianapolis, Indiana office of Crowe Chizek, dated the Closing Date, in form and substance satisfactory to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e) Letters from the Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.6(a) an executed copy of an agreement in the form of Exhibit 5.6(a).

          (f) Appraisal Rights. Holders who properly demand appraisal or dissenter's rights pursuant to the IBCA, if any, shall not be the holders of a number of the outstanding shares of Company Common Stock that, when added to any "previously tainted" shares of Company Common Stock, prohibits the Merger from qualifying for "pooling of interests" accounting treatment as contemplated by this Agreement.

          (g) Employment Agreements. John R. Rodda and Luke W. Montgomery shall respectively have executed the employment agreements contemplated by Section
5.13 and Section 5.14.

     6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obliga tions of the Company to effect the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The repre sentations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to another date (in which case as of such date), and the Company shall have re ceived a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

          (c) Consents Under Agreements. Parent and Merger Sub shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated hereby.

          (d) Tax Opinion. The Company shall have received an opinion of the Oak Brook, Illinois office of Crowe Chizek, dated the Closing Date, in form and substance satisfactory to the Company and its counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (e) Letters from Parent Affiliates. The Company shall have received from each person named in the letter referred to in Section 5.6(b) an executed copy of an agreement substantially in the form of Exhibit 5.6(b).

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the approval of this Agreement by the shareholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

                           (i) if, at a duly held shareholders meeting of
the Company or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of the Company shall not have been obtained;

                           (ii) if the Merger shall not have been consummated on
or before May 31, 2000, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                           (iii) if any court of competent jurisdiction or other
Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

                           (iv) in the event of a breach by the other party of
any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition described in clause (A) above);

          (c) by either Parent or the Company in the event that (i) all the conditions to the obligation of such party to effect the Merger set forth in
Section 6.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 6.2 (in the case of Parent) or Section 6.3 ( in the case of the Company) is not capable of being satisfied prior to the date on which this Agreement may be terminated pursuant to Section 7.1(b)(ii);

          (d) by the Company, subject to Section 7.5(b), if the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by an Acquisition Proposal; provided, however, that (i) the Company is not then in breach of Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b); (ii) the Board of Directors of the Company shall have complied with Section 7.5(b) in connection with such Acquisition Proposal and (iii) no termination pursuant to this Section 7.1(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.2(a);

          (e) by either Parent or the Company if the Average

Stock Price is less than $18.50 or more than $24.

     7.2  EFFECT OF TERMINATION.

          (a) In the event that any person shall make an Acquisition Proposal with respect to the Company and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(i), (B) pursuant to Section 7.1(b)(ii) (if at the time of termination (x) the Company is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after the Company becomes aware of such breach or such shorter period that may elapse between the date the Company becomes aware of such breach and the time of termination), (C) pursuant to Section 7.1(b)(iii) (if at the time of termination (x) the Company is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after the Company becomes aware of such breach or such shorter period that may elapse between the date the Company becomes aware of such breach and the time of termination), (D) by Parent pursuant to Section 7.1(b)(iv), (E) by Parent pursuant to Section 7.1(c) or (F) by the Company pursuant to Section 7.1(d), and (ii) a definitive agreement with respect to an Acquisition Proposal is executed, or an Acquisition Proposal is consummated, at or within 12 months after such termination, then Parent shall be paid a fee of $630,000 (reduced by any amount actually paid by the Company pursuant to Section 7.2(b) in connection with such termination), which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such Acquisition Proposal is consummated, as applicable. The Company acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fees set forth in this Section 7.2(a), the Company shall also pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

          (b) In the event of termination of this Agreement by either Parent or the Company pursuant to Section 7.1(b)(i), then the Company shall reimburse Parent for all its reasonable out-of-pocket expenses actually incurred in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $200,000, which amount shall be payable by wire transfer of same day funds within three business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation therefor.

          (c) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 5.1 (penultimate sentence), Section 5.7, this Section 7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any its representations, warranties, covenants or other agreements set forth in this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement by the shareholders of the Company; provided, however, that after such approval by the shareholders of the Company, there shall be made no amendment that pursuant to the IBCA requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

          (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.4, the duly authorized designee of its Board of Directors.

          (b) The Company shall provide to Parent written notice prior to any termination of this Agreement pursuant to Section

     7.1(d) advising Parent (i) that the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of the Company under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such Acquisition Proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with an Acquisition Proposal that is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account all terms of such Acquisition Proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such Acquisition Proposal. At any time after five business days following receipt of such notice, the Company may terminate this Agreement as provided in Section 7.1(d) only if the Board of Directors of the Company determines that such Acquisition Proposal is more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account all terms of such Acquisition Proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by Parent prior to the expiration of such five business day period) and concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such Acquisition Proposal.

                                  ARTICLE VIII

                               GENERAL PROVISIONS


     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

     8.2 NOTICES. All notices and other communications required to be given hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Parent or
              Merger Sub, to:           Indiana United Bancorp
                                        201 N. Broadway
                                        Greensburg, Indiana 47240
                                        Attn: James L. Saner, Sr.,
                                        President and Chief Executive Officer

                                        Telecopy No. (812) 663-4812

                  With a copy (which
                  shall not constitute
                  notice) to:           David W. Harper
                                        2450 Meidinger Tower
                                        Louisville, Kentucky 40202

                                        Telecopy No. (502) 583-2418

                  and

          (b) If to the Company, to:    First Affiliated Bancorp, Inc.
                                        216 S. Fourth Street
                                        Watseka, Illinois 60970
                                        Attn: John R. Rodda,
                                        President and Chief
                                        Executive Officer

                                        Telecopy No.(815) 432-2139
                                        (marked "Confidential" and transmitted
                                        only after providing telephonic notice
                                        to John R. Rodda at (815) 432-3977
                                        immediately prior to transmission)

                  With a copy (which
                  shall not constitute
                  notice)  to:          Lynn M. Gardin
                                        Fredrikson & Byron, P.A.
                                        1100 International Centre
                                        900 Second Avenue South
                                        Minneapolis, Minnesota 55402-3397

                                        Telecopy No. (612) 347-7077


     8.3 INTERPRETATION. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and other entities and vice versa. The table of contents, index of terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to any "Section" or "Exhibit," such reference shall be to a section or exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limita tion." Whenever the words "or any Subsidiary", "or any Subsidiaries," "nor any Subsidiary" or "nor any Subsidiaries" are used in this Agreement in connection with a preceding reference to a party to this Agreement, they shall be deemed to refer to a Subsidiary or Subsidiaries of that party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and the correlative phrase "make available" shall mean that such informa tion shall be promptly made available if so requested. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 5, 1999.

     8.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article II and Sections 5.9 and 5.11 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced on behalf of the Company or the other respective benefi ciaries thereof by those individuals who were the directors of the Company immediately prior to the Effective Time and also by the holder of Company Common Stock converted in the Merger, the Indemnified Party or the officer or employee that such provisions respectively are intended to benefit and their respective heirs and representatives. Parent shall pay all expenses, including attorneys' fees, that may be incurred by such directors or other persons in enforcing the Third Party Provisions.

     8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. It shall not be necessary, in making proof of this Agreement or any counterpart hereof, to produce or account for any of the other counterparts.

     8.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8 INCORPORATION OF DOCUMENTS. The Company Letter, Parent Letter, and all Annexes, Exhibits and Schedules, if any, attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or in Illinois state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10 WAIVERS. Except as provided in this Agreement or in any waiver pursuant to Section 7.4, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     8.11 ENTIRE AGREEMENT. This Agreement constitutes the en tire agreement between the parties with respect to the subject

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

matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed on its behalf by its officers there unto duly authorized, all as of the day and year first above written.


                         INDIANA UNITED BANCORP


                         By:  /s/ James L. Saner, Sr.
                            --------------------------------------
                              James L. Saner, Sr., President and
                              Chief Executive Officer


                         FAB MERGER CORPORATION


                         By:  /s/ James L. Saner, Sr.
                            --------------------------------------
                              James L. Saner, Sr., President and
                              Chief Executive Officer


                         FIRST AFFILIATED BANCORP, INC.


                         By:  /s/ John R. Rodda
                            --------------------------------------
                              John R. Rodda, President and
                              Chief Executive Officer



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